Exhibit 99.3

			Attachment to FORM 4

			JOINT FILER INFORMATION


Name and Address:				GDK, Inc.
						c/o Prime Management Limited
						Mechanics Building
						12 Church Street
						Hamilton HM11, Bermuda


Date of Event Requiring Statement:		11/28/07
Issuer and Ticker Symbol:			InFocus Corporation (INFS)
Relationship to Issuer:				Other (1)(2)
Designated Filer:				Caxton Associates, L.L.C.


TABLE I INFORMATION

Title of Security:				Common Stock
Transaction Date				11/28/07
Transaction Code				S
Amount of Secuirities and Price			221,111 at $1.51 per share
Securities Acquired (A) or Disposed of (D)	D
Amount of Securities Beneficially Owned
	Following Reported Transactions		0
Ownership Form:                                 D
Nature of Indirect Beneficial Ownership:        N/A


Signature:			GDK, INC.

By:	 /s/ Joseph Kelly
	Name:  Joseph Kelly
	Title:  Vice President and Treasurer

By:	 /s/ Maxwell Quin
	Name:  Maxwell Quin
	Title:  Vice President and Secretary